RIGHTS AGENT ENGAGEMENT AGREEMENT

THIS RIGHTS AGENT ENGAGEMENT AGREEMENT, dated as of this 27th day of July, 2012 (this "Rights Agreement"), by and between Corning Natural Gas Corporation, a New York corporation (the "Company"), and Registrar and Transfer Company, a New Jersey corporation (the "Subscription Agent").

W I T N E S S E T H

WHEREAS, the Company is distributing transferable common stock subscription rights (the "Rights") to holders of the Company's common stock (the "Stock"), at no charge, at the rate of one (1) subscription right for each eight (8) shares of Stock owned as of July 2, 2012 (the "Record Date").

WHEREAS, each Right entitles the holder thereof to purchase one share of the Stock at the purchase price of $15.75 per share (the "Exercise Price") at any time commencing as of the Record Date and ending on the Expiration Date (as defined below).

WHEREAS, the Company has filed a registration statement on Form S-3 ("Registration Statement") with the U.S. Securities and Exchange Commission containing a preliminary prospectus, with respect to the Rights and the Stock for which the Rights may be exercised, and upon the effectiveness of the Registration Statement, the Company will distribute the Rights and offer the Stock (the "Offering") pursuant to its final prospectus (the "Prospectus").

WHEREAS, the Company desires to appoint the Subscription Agent to act on its behalf in connection with the (i) issuance, transfer and exchange of the certificates representing the Rights (the "Rights Certificates") to its shareholders of record on the Record Date on the terms set forth herein, (ii) the exercise of the Rights by the holders thereof (together with any permitted registered successors or assigns, the "Holders"), (iii) the issuance of certificates representing the appropriate number of shares of Stock (the "Stock Certificates") upon exercise of the Rights, and (iii) the adjustment of the Rights in certain events as contained herein in accordance with the terms of the Rights and this Rights Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Appointment of Subscription Agent. The Company hereby appoints the Subscription Agent as its agent to distribute the Prospectus and issue the Rights Certificates and certificates evidencing the shares of Stock purchased when any Right is validly exercised (the "Stock Certificates"), as set forth herein, subject to resignation or replacement of the Subscription Agent as provided herein. The Subscription Agent agrees to accept such appointment, subject to the terms and conditions as set forth herein and deliver the Prospectus to the Company's shareholders of record as of the Record Date and to issue and exchange the Rights Certificates pursuant to the terms provided for herein and to issue the Stock Certificates representing the appropriate number of shares of Stock (or other consideration as provided in Section 4 below) upon exercise of the Rights. The Company agrees to issue and honor the Rights on the terms and conditions as herein set forth. The Subscription Agent is hereby empowered to enforce any rights of the Holders for the benefit of any Holders, subject to the terms and conditions contained herein.

2. Issuance of Rights Certificates.

2.1. Form of Rights Certificate. All Rights shall be issued substantially in the form of the Rights Certificate annexed hereto as Exhibit A. The terms of any such Rights Certificate are incorporated herein by reference.

2.2. Execution of Rights. The Rights shall be issued in registered form only. No Right shall have been duly and validly issued until a Holder has received a Rights Certificate executed by the Chairman or President of the Company and the Secretary or Treasurer of the Company and such Certificate is countersigned by an authorized officer of the Subscription Agent. Any Rights Certificate may be executed by the officers of the Company by means of a facsimile signature. The Subscription Agent shall maintain the register of all Holders.

2.3. Maximum Number of Rights. The Company hereby authorizes the Subscription Agent to issue up to an aggregate of 260,000 Rights pursuant to the Company's written instruction and the terms hereof, subject to adjustment as hereafter provided in Section 4 hereof.

2.4. Initial Holders. Registrar and Transfer Company, as the transfer agent for the Company's common stock, shall deliver to the Subscription Agent a list of the names of the shareholders of record of the Company as of the Record Date, who shall be the initial Holders of the Rights and the number of Rights to which each such person is entitled at the rate of one (1) Right for each eight (8) shares holder by such Holder on the Record Date. The Company shall deliver to the Subscription Agent, along with this Rights Agreement, a sufficient number of duly executed Rights Certificates. The Rights Certificates requested by the Company shall be completed and countersigned by the Subscription Agent and promptly delivered to the Company to be mailed or delivered to the Holders pursuant to the terms hereof. When requested by the Subscription Agent, from time to time hereafter, the Company will execute additional Rights Certificates in blank for the Subscription Agent to issue hereunder.

2.5. Rights of a Holder. Subject to adjustment as provided herein, each Right shall evidence the right to purchase one share of the Company's Stock at a purchase price of $15.75 (the "Exercise Price"). If a Holder elects to exercise his or her basic subscription privilege (the "Basic Subscription Privilege") in full, he or she may also subscribe, at the Exercise Price, for additional shares of Stock pursuant to the Holder's over-subscription privilege (the "Over-Subscription Privilege") to the extent that other Holders do not exercise their Basic Subscription Privileges in full. If a sufficient number of shares of Stock are unavailable to fully satisfy the Over-Subscription Privilege requests, the available shares will be sold pro rata among the Holders who exercised their Over-Subscription Privilege based on the number of shares each Holder subscribed for under the Basic Subscription Privilege. Following the Expiration Date, any Right not previously exercised shall be null and void unless the Company, in its sole discretion, extends the time for exercising the Rights. If the Company extends the time for exercising the Rights, it will not extend such time more than 30 days past the original Expiration Date.

3. Exercise of Right.

3.1. Exercise Period. The Rights may be exercised, in whole or in part, at any time commencing on the date the Registration Statement is declared effective by the SEC and the Holder has received the Prospectus and Rights Certificate and ending at 5:00 P.M., New York City time, on the September 21, 2012 or such later date to which the Company may extend such date (the "Expiration Date").

3.2 Means of Exercise. In order to exercise a Right, the Holder must properly complete and sign his or her Rights Certificate. The Holder must deliver the completed and signed Rights Certificate with full payment of the Exercise Price (including any amounts in respect of the Over-Subscription Privilege) to the Subscription Agent on or prior to the Expiration Date by mail or overnight delivery. In the event the Holder cannot deliver his or her

Rights Certificate to the Subscription Agent on or before the time the Offering expires, the Holder may exercise his or her Rights by following the guaranteed delivery procedure (the "Guaranteed Delivery Procedure"). Under the Guaranteed Delivery Procedure, the Holder must: (a) deliver to the Subscription Agent on or prior to the Expiration Date, the Exercise Price payment in full for each share of Stock subscribed for under the Holder's Rights; (b) deliver to the Subscription Agent on or prior to the Expiration Date, the form entitled "Notice of Guaranteed Delivery, in substantially the form annexed hereto as Exhibit B; and (c) deliver the properly completed Rights Certificate evidencing the Holder's Rights being exercised and related nominee holder certification, if applicable, with any required signature guarantee, to the Subscription Agent within three business days following the date of the Holder's Notice of Guaranteed Delivery. If the Holder wishes to exercise his or her Over-Subscription Privilege, the Holder must pay in full for: (x) the number of shares of Stock purchased pursuant to the Holder's basic subscription privilege; and (y) the number of shares of Stock the Holder wishes to purchase pursuant to the Holder's Over-Subscription Privilege. The Holder may pay the Exercise Price by personal check or wire transfer.

3.3. Issuance of Stock. As soon as practicable after the Expiration Date and after all pro-rata allocations and adjustments have been completed, Subscription Agent shall deliver to each Holder exercising a Right a Stock Certificate or Stock Certificates evidencing the shares of Stock purchased by a validly exercised Right.

3.4. Certain Exercise Provisions. If any Right is exercised in part only at least three (3) business days prior to the Expiration Date, a new Rights Certificate, dated the date of such exercise, evidencing the rights of the Holder thereof to purchase the balance of the shares of Stock purchasable under such original Right shall promptly be issued to such Holder. Upon receipt of any Rights Certificate by the Subscription Agent, at its office, in proper form for exercise and accompanied by payments as herein provided on or before the Expiration Date, the Holder shall be deemed to be the holder of record of the shares of Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Stock shall not then be actually delivered to the Holder.

4. Adjustment of EXercise Price and Number of Shares Purchasable and Other Items in Certain Events. The Exercise Price and the number of shares of Stock purchasable upon exercise of any Right and the other terms and conditions of the Right shall be subject to adjustment and modification as follows in the circumstances provided:

4.1. The Exercise Price and the resulting number of shares of Stock issuable under each Right shall be subject to adjustment as follows:

(a) If the Company, after the date of this Rights Agreement but before its exercise:

(1) pays a dividend or any other distribution payable in shares of its Stock otherwise than out of earnings or earned surplus;

(2) subdivides its outstanding shares of Stock into a greater number of shares;

(3) combines its outstanding shares of Stock into a smaller number of shares;

(4) issues by reclassification of its shares of Stock any shares of capital stock of the Company (other than a change in par value); or

(5) issues rights, options or warrants entitling holders of shares of Stock to subscribe for shares of Stock at less than the current market price, if any;

the Exercise Price in effect and the number of shares purchasable upon the exercise of such Right immediately prior to such action shall be adjusted so that the Holder of each Right may receive the number of shares of Stock of the Company to which it would have been entitled upon such action if such Holder had so exercised the Right immediately prior thereto. An adjustment made pursuant to this Section 4 shall become effective immediately after the Record Date for the determination of owners of Stock entitled thereto in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, or issuance of rights, options or warrants retroactive to the Record Date, if any, for such event.

(b) No payment or adjustment shall be made by or on behalf of the Company on account of any cash dividends on the Stock issued upon any exercise of a Right which was declared for payment to the holders of Stock of record as of a date prior to the date on which such Right is exercised.

(c) Upon each adjustment of the Exercise Price made pursuant to this Section 4, each Right shall thereafter (until another such adjustment) evidence the right to purchase that number of shares of Stock (rounded down to the nearest whole share) obtained by dividing the initial Exercise Price by the Exercise Price in effect after such adjustment.

(d) The Company's failure to give the notice required by this Section 4.1 or any defect therein shall not affect the validity of such action listed under this Section 4.1.

(e) For the purpose of this Section 4.1, the term "shares of Stock" shall mean the Company's common stock, par value $5.00 per share, at the date of this Rights Agreement. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Holder shall become entitled to purchase any shares of the Company other than shares of Stock, thereafter the number of such other shares so purchasable upon exercise of each Right and the Exercise Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Stock contained in this Section 4.1.

4.2. Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Company (other than in connection with a merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise each Right shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Stock. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable Record Date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Stock of record shall be entitled to exchange their shares of Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise outstanding Rights during such 20 day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. The Company's failure to give notice required by this Section 4.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

4.3. Merger, Consolidation, etc.

(a) In case of any merger of the Company into any other entity or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business, or similar reorganization, including but not limited to in connection with the formation of a holding company, (such merger, sale, conveyance, or reorganization a "Change") then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Holders shall thereafter have the right to receive upon payment of the Exercise Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Rights Agreement

(including but not limited to all provisions contained in this Section 4), and in lieu of the shares of the Company's Stock purchasable upon the exercise of the Rights, such shares of stock, securities, cash or assets which such Holder would have been entitled to receive after the happening of such Change had such Rights been exercised immediately prior to such Change. The provisions of this Section 4.3 shall similarly apply to successive Changes. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the Change covered by this Section 4.3(a) and shall provide notice of the Change and shall set forth the first and last date on which the Holder may exercise outstanding Rights. The Company's failure to give the notice required by this Section 4.3(a) or any defect therein shall not affect the validity of the Change covered by this Section 4.3(a).

(b) Notwithstanding the foregoing, if as a result of such Change, holders of the Company's Stock shall receive consideration other than solely in shares of stock or other securities in exchange for their Company Stock, the Company may, at its option, fulfill its obligation hereunder by causing the Notice required by Section 4.3(a) hereof to include notice to Holders of the opportunity to exercise their Rights before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. If the notice specified in the preceding sentence is provided to Holders, Rights not exercised in accordance with this Section 4.3(b) before consummation of the Change shall be cancelled and become null and void on the effective date of the Change. The notice provided by the Subscription Agent pursuant to this Section 4.3(b) shall include a description of the terms of this Rights Agreement providing for cancellation of the Rights in the event that Rights are not exercised by the prescribed date. The Company's failure to give any notice required by this Section 4.3(b) or any defect therein shall not affect the validity of any such Change.

4.4. Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section 4 are not strictly applicable, or if strictly applicable would not fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of this Rights Agreement, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holders. Notwithstanding the foregoing, the issuance of Stock or any securities convertible into Stock by the Company either for cash or in a merger, consolidation, exchange or acquisition shall not, by itself, constitute a basis for requiring any adjustment in the Rights unless specifically enumerated herein.

4.5. Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 4 (and the amount of any adjustment), shall be binding upon the Holders and the Company if made in good faith by the Board of Directors of the Company.

4.6. Notice of Adjustment. Whenever the number of shares of Stock purchasable upon the exercise of the Rights or the Exercise Price is adjusted, the Company shall promptly file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Subscription Agent, an officer's certificate setting forth the number of shares of Stock purchasable upon the exercise of the Rights, the Exercise Price after such adjustment, a statement, in reasonable detail, of the facts requiring such adjustment and the computation by which such adjustment was made. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holders, and the Subscription Agent shall, forthwith after each such adjustment, promptly mail a copy of such certificate to such Holders by first class mail, postage prepaid.

4.7. No Change of Rights Certificate Necessary. Irrespective of any adjustment in the Exercise Price or in the number or kind of shares issuable upon exercise of the Rights, the Rights Certificates may continue to express the same price and number and kind of shares as are stated in the Rights Certificates as initially issued.

5. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees for the benefit of the Holders:

5.1. Due Authorization and Valid Issuance. That all shares of Stock which may be issued upon the exercise of the rights represented by the Rights Certificates will, upon issue and payment of the aggregate Exercise Price therefore, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.

5.2. Sufficient Number of Shares. That during the period within which the rights represented by the Rights Certificates may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Rights Certificates, a sufficient number of shares of Stock to provide for the exercise of the rights represented by the Rights Certificates.

5.3. Assurance of No Securities Law Violation. That the Company will take all such action as may be necessary to ensure that the shares of Stock issuable upon the exercise of the Rights may be so issued without violation of any applicable federal or state law or regulation, or of any requirements of any securities exchange upon which any capital stock of the Company may be listed, if any.

5.4. Registration of Securities. That if any securities to be reserved for the purpose of exercise of Rights hereunder require additional registration with, or approval of, any governmental authority under any federal securities law before such securities may be validly issued or delivered upon such exercise, including but not limited to in the event of the formation of a holding company, then the Company (or in the event a holding company is formed, such holding company) will in good faith and as expeditiously as reasonably possible, endeavor to secure such registration or approval. The Company will use reasonable efforts to obtain appropriate approvals or registrations under state "blue sky" securities laws. With respect to any such securities, however, Rights may not be exercised by, or shares of Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

6. Exchange, Assignment or Loss of Rights Certificate.

6.1. Exchange. The Rights shall be exchangeable at the option of the Holder, upon presentation and surrender of the Rights Certificate at the office of the Subscription Agent for other Rights Certificates of different denominations at least three(3) business days prior to the Expiration Date. Any Rights Certificate may be divided or combined with other Rights Certificates into a Rights Certificate evidencing the same aggregate number of Rights

6.2. Transfer or Assignment. Upon surrender of the Rights Certificate and similar Rights Certificates at the principal office of the Subscription Agent, by the Holder hereof in person or by an attorney duly authorized in writing, with the election to transfer section properly completed and duly executed, such Rights Certificates may be transferred or exchanged in the manner provided in the Rights Certificate and without payment of any service charge, for another Rights Certificate or Rights Certificates of like tenor, evidencing in the aggregate the number of Rights evidenced by the Rights Certificates so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing. Rights transferred pursuant to such Section shall be accompanied by a proper payment of any applicable transfer taxes.

6.3. Lost or Destroyed Rights Certificates. Upon receipt by the Subscription Agent of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Rights Certificate and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of such Rights Certificate, the Subscription Agent shall execute and deliver a new Rights Certificate of like tenor. Any such new Rights Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Rights Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

7. No Issuance of Fractional RIGHTS OR Interests in Stock. The Company shall not be required to issue fractional shares of Stock on the exercise of the Rights. If any Holder as of the Record Date would otherwise be entitled to receive a fractional Right or a Right to purchase a fractional share of Stock, no such fractional right shall be issued and the Subscription Agent shall round down any fraction al amounts and issue the number of whole Rights to purchase the number of whole shares of Stock resulting from such rounding.

8. No Rights as Stockholders; Certain Notices and Reports to Holders.

8.1 No Rights. Except as specifically provided in this Rights Agreement, nothing contained in this Rights Agreement or in the Rights Certificates shall be construed as conferring upon the Holders or any permitted transferees the right to vote or to receive dividends or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

8.1 Notices of Dividends and Distributions. If between the Record Date and the Expiration Date (or if earlier the occurrence of any event specified in Section 4.2, 4.3 or 4.4 terminating the Rights), any of the following events shall occur:

(a) the Company shall declare any cash dividend upon its shares of Stock payable at a rate more than 50% in excess of the rate of the last cash dividend theretofore paid; or

(b) the Company shall declare any dividend payable in any securities other than shares of Stock upon its shares of Stock or make any distribution (other than a regular cash dividend out of undistributed net income) to the holders of its shares of Stock; or

(c) the Company shall distribute any rights, options or warrants to the holders of shares of Stock; or

(d) a capital reorganization or reclassification of the Company's capital stock shall be proposed;

then in any one or more of said events, the Company shall give to the Holders at least twenty (20) days prior written notice of the date fixed as a record date or the date of closing of the transfer books for the determination of the stockholders entitled to receive such dividend or distribution. Any such notice shall also specify, in the case of any such dividend or distribution, the date on which holders of shares of Stock are entitled thereto. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend or distribution.

8.2. Reports. The Company shall transmit by mail to all registered Holders, all reports and other documents that the Company transmits to holders of shares of Stock generally, and without duplication, at the same time and in the same manner as such reports and other documents are transmitted to holders of shares of Stock.]

9. Agreement of Holders. Every Holder of a Right, by such Holder's acceptance thereof, consents and agrees with the Company, the Subscription Agent and every other Holder of a Right that the Company and the Subscription Agent may deem and treat the person in whose name the Rights Certificate is registered as the Holder and as the absolute, true and lawful owner of the Rights represented thereby for all purposes, and neither the Company nor the Subscription Agent shall be affected by any notice or knowledge to the contrary.

10. Duties of Subscription Agent. The Subscription Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Subscription Agent shall not, by issuing and delivering Rights Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Rights Certificates or the Rights represented thereby or of any securities or other property delivered upon exercise of any Right or whether any stock issued upon exercise of any Right is fully paid and non-assessable.

The Subscription Agent shall not at any time be under any duty or responsibility to any Holder of Rights Certificates to make or cause to be made any adjustment of the Exercise Price provided in this Rights Agreement, or to determine whether any fact exists which may require any such adjustment, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Rights Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Rights Agreement or in any Rights Certificate, or (iii) be liable for any act or omission in connection with this Rights Agreement except for its own gross negligence or willful misconduct.

The Subscription Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

Any notice, statement, instruction, request, direction, order or demand by the Company shall be sufficiently evidenced if given orally by the President, the Chief Financial Officer or the Secretary of the Company, provided that such instructions shall be reaffirmed in a written instrument executed by the officer giving such written instructions and delivered to the Subscription Agent pursuant to Section 12.5 hereof. The Subscription Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

The Company agrees to pay the Subscription Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder and further agrees to indemnify the Subscription Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Subscription Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Subscription Agent's negligence or willful misconduct.

The Subscription Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Subscription Agent's own negligence or willful misconduct), after giving thirty (30) days prior written notice to the Company. At least fifteen (15) days prior to the date such resignation is to become effective, the Subscription Agent shall cause a copy of such notice of resignation to be mailed to the Holder of each Rights Certificate at the Company's expense. Upon such resignation, or any inability of the Subscription Agent to act as such hereunder, the Company shall appoint a new subscription agent in writing. The Company shall have complete discretion in the naming of a new subscription agent, who may be any person used by the Company as transfer agent for the Stock. If the Company shall fail to make such appointment within a period of fifteen (15) days after it has been notified in writing of such resignation by the resigning Subscription Agent, then the Holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new subscription agent.

The Company may, upon notice to the Holders, remove and replace the Subscription Agent if the Subscription Agent is the transfer agent for the Company's Stock and the Subscription Agent ceases to be the transfer agent for the Company Stock for any reason.

After acceptance in writing of an appointment by a new subscription agent is received by the Company, such new subscription agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Subscription Agent, without any further assurance, conveyance, act or deed. Any former subscription agent hereby agrees to cooperate with and deliver all records and Rights Certificates to the new subscription agent at the direction of the new agent and the Company.

Not later than the effective date of an appointment of a new subscription agent by the Company, the Company shall file notice with the resigning or terminated subscription agent and shall forthwith cause a copy of such notice to be mailed to each Holder.

Any corporation into which the Subscription Agent or any new subscription agent may be converted or merged or any corporation resulting from any consolidation to which the Subscription Agent or any new subscription agent shall be a party or any corporation succeeding to the trust business of the Subscription Agent shall be a successor subscription agent under this Rights Agreement without any further act. Any such successor subscription agent shall promptly cause notice of its succession as subscription agent to be mailed to the Company and to each Holder.

Nothing herein shall preclude the Subscription Agent from acting in any other capacity for the Company.

11. Modification of Agreement. The Subscription Agent and the Company may by supplemental agreement make any changes or corrections in this Rights Agreement: (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the purchase or other material rights of the Holders of Rights Certificates. This Rights Agreement shall not otherwise be modified, supplemented or amended in any respect except with the consent in writing of the Holders of Rights Certificates representing not less than 50% of the Rights then outstanding, but no such amendment, modification or supplement which changes the number or nature of the securities purchasable upon the exercise of any Right, the Exercise Price or accelerates the Expiration Date, shall be made without the consent in writing of each and every Holder (but no consent shall be required for such changes as are specifically contemplated by this Rights Agreement as originally executed).

12. Miscellaneous.

12.1. Entire Agreement. This Rights Agreement and exhibits annexed hereto contain the entire Rights Agreement between the parties hereto with respect to the transactions contemplated by this Rights Agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.

12.2. Counterparts. This Rights Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.3. Governing Law. This Rights Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

12.4. Descriptive Headings. The descriptive headings of this Rights Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Rights Agreement.

12.5. Notices. Any notice or other communications required hereunder to be given to a Holder shall be in writing and shall be sufficiently given, if mailed (first class, postage prepaid), or personally delivered, addressed in the name and at the address of such Holder appearing from time to time on the records of the Subscription Agent. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed to the Company at its then principal office, Attention: President, or at such other address as the Company shall have designated by written notice to the Subscription Agent. Notices or other communications to the Subscription Agent shall be deemed to have been sufficiently given if delivered by hand or mailed (first class, postage prepaid) to its then principal office. Notice by mail shall be deemed given when deposited in the mail, postage prepaid.

IN WITNESS WHEREOF, the Company and the Subscription Agent have executed this Rights Agreement by their duly authorized officers as of the date first set forth above.

CORNING NATURAL GAS CORPORATION

By:__/s/ Michael I. German___________

President

REGISTRAR AND TRANSFER COMPANY

By:_/s/ Nicola Giancaspro__________

Vice President

Registrar and Transfer

Company

_____________________

10 Commerce Drive, Cranford, New Jersey 07016-3572

CORNING NATURAL GAS CORP. VOLUNTARY SUBSCRIPTION RIGHTS OFFERING FEES Issue # 6266 06/22/2012

ADMINISTRATION AND SET UP $9,000.00*

Includes review of documentation and initial coordination, system setup, issuance and mailing of rights certificates, broker fulfillment, handling shareholder inquiries, and coordination with DTCC, exercise of rights and processing of deficient items.

*One time flat fee to be paid in advance of mailing.

PRO-RATION OF OVERSUBSCRIPTION $2,000.00 per pro-ration

Out of pocket costs, such as postage and stationery, will be billed separately.

Accepted: _/s/ Michael I. German______________

Signature

_President_______________7/27/12________

Title Date

THIS QUOTE IS GOOD FOR SIXTY (60) DAYS

#23 - Rev. 05112 Securities Transfer Services Since 1899